Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kezar Life Sciences, Inc.:

We consent to the use of our report incorporated by reference herein. Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standards Update 2016-02, Leases (Topic 842).

/s/ KPMG LLP

San Francisco, California
March 11, 2021